United States securities and exchange commission logo





                     June 13, 2022

       Rodrigo Brumana
       Chief Financial Officer
       Poshmark, Inc.
       203 Redwood Shores Parkway , 8th Floor
       Redwood City, California 94065

                                                        Re: Poshmark, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 30,
2022
                                                            File No. 001-39848

       Dear Mr. Brumana:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services